Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces Completion of Redemption of 4.25% Convertible Senior Notes Due August 15, 2010

PRINCETON, N.J., January 14, 2005 - Medarex, Inc. (Nasdaq: MEDX) announced today that it has completed the previously announced redemption of all of its 4.25% convertible senior notes due August 15, 2010 (collectively, the “Notes”).

The aggregate outstanding principal amount of the Notes at the time the redemption was announced was approximately $147.0 million. Holders of all of outstanding Notes converted their Notes into shares of Medarex common stock prior to the January 14, 2005 redemption date.  As a result of these conversions, 21,875,353 shares of Medarex common stock will be issued to holders of the Notes.  In connection with the redemption, Medarex paid approximately $12.5 million in cash, which includes “make-whole” payments and cash paid in lieu of fractional shares.  Giving effect to the conversion of the Notes, the total number of shares of Medarex’s common stock outstanding will be approximately 107,549,000 shares.

After giving effect to the conversion of the Notes, Medarex’s long-term debt position will be reduced by approximately $147.0 million.  Medarex expects to record a non-operating charge of approximately $ 12.5 million in the fourth quarter of 2004 related to the make-whole payment associated with this redemption.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery and development of fully human antibody-based therapeutics to treat life- threatening and debilitating diseases, including cancer, inflammation, autoimmune and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Twenty-one of these therapeutic products derived from Medarex technology are currently in human clinical testing, with the most advanced product presently in a Phase III clinical trial. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at http://www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include those detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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